Exhibit 16.1

Your Vision Our Focus

February 14, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of American Clean Resources Group, Inc.'s Form 8-K dated February 12, 2025, and have the following comments:

1.	We agree with the statements made in the first paragraph.

2.	We have no basis on which to agree or disagree with the statements in the second paragraph.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P. Accountants and Consultants 12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665
Toll Free: 877-853-4195 Web site: turnerstone.com
INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS